UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 8, 2012

SPRINT NEXTEL CORPORATION
(Exact name of Registrant as specified in its charter)

Kansas	1-04721	48-0457967
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6200 Sprint Parkway, Overland Park, Kansas	66251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (800) 829-0965

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    Short-Term and Long-Term Compensation Plans

On February 8, 2012, the Compensation Committee approved the payouts for all eligible employees, including our named executive officers, with respect to the 2011 Short-Term Incentive Plan (“STI Plan”) and performance units allocated to the 2011 performance period (the “2011 Performance Period Units”) under our Long-Term Incentive Plan (“LTI Plan”) as described below. The Compensation Committee endeavors to set targets at aggressive but attainable levels in light of then current and prospective business conditions. In combination with the Company's annual budget and long-term strategic plan, the annual targets are set to incentivize achievement of the plan. In the assessment of actual performance against targets, the Company's STI and LTI Plans allow for the use of discretion by the Compensation Committee to award lower or higher payout levels than the pre-established criteria and formulae would provide. These provisions are to ensure that extraordinary circumstances do not inequitably increase or decrease compensation. The incentive plan targets for 2011, and the 2011 operating budget, did not include the impacts on our financial results of offering the iPhone due to the timing and confidential nature of the discussions (on October 4, 2011, Sprint announced that it would be offering the iPhone). In addition, the targets and budget were established before we reached final terms with LightSquared, which included a cash payment that benefited free cash flow. Therefore, on February 8th, the Compensation Committee determined to exclude the total financial impact related to the launch of the iPhone in the second half of 2011, including (i) the negative effects the launch had on adjusted OIBDA and free cash flow, and (ii) the positive impact on net service revenue. The Company believes that the investment it is making in the iPhone will be beneficial to our shareholders in the long-term. The Compensation Committee also reduced the payout by adjusting the free cash flow calculation to eliminate the benefit from cash received from LightSquared. The Compensation Committee believed these exclusions, which had a net result of earning additional cash under the 2011 STI Plan and additional 2011 Performance Period Units under the LTI Plans, was appropriate to reflect accurately the Company's and management's performance in 2011. The effect of this exercise of discretion was to increase the payouts under the 2011 STI Plan from approximately 63.7% to 73.7% of target and under the LTI Plans for the 2011 Performance Period Units from approximately 91.5% to 106.5% of target.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRINT NEXTEL CORPORATION

Date: February 13, 2012		/s/ Timothy O'Grady
	By:	Timothy O’Grady
Assistant Secretary